                                                                    EXHIBIT 12.1

                       The Rouse Company and Subsidiaries

               Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                                                         Year ended December 31,
                                                                ------------------------------------------
                                                                 1995     1994     1993      1992      1991
                                                                ------   -----    ------    ------    -----
Earnings (loss) before income taxes, extraordinary loss
 and cumulative effect of change in accounting principle      $ 10,169  $ 13,336  $ 3,072 $ (20,783) $ 5,245

Fixed charges:
 Interest costs                                                219,838   220,971  219,705   221,907  219,538
Capitalized interest                                            (6,875)   (7,388)  (8,899)  (15,098) (21,243)
 Amortization of debt issuance costs                             2,527     2,146    2,801     3,571    3,173
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                   1,204        --       --        --       --
 Portion of rental expenses representative of
  interest factor (1)                                            8,266    10,788   15,988    14,739   15,265
 Support for debt service costs provided to affiliates
  accounted for under the equity method                             --        --       31       389    1,106

Adjustments to earnings (loss):
 Minority interest in earnings of majority-owned subsidiaries
  having fixed charges                                           2,026     2,234    1,909     1,747    2,118
 Undistributed earnings of less than 50%-owned subsidiaries       (189)     (564)     (68)      (84)    (540)
 Previously capitalized interest amortized into earnings:
  Depreciation of operating properties (2)                       3,764     3,670    3,605     3,474    3,145
  Cost of land sales (3)                                         1,421     1,580    1,627     1,295      928
                                                              --------  -------- --------  -------- --------
     Earnings available for fixed charges                     $242,151  $246,773 $239,771  $211,157 $228,735
                                                              ========  ======== ========  ======== ========
Fixed charges:
 Interest costs                                               $219,838  $220,971 $219,705  $221,907 $219,538
 Amortization of debt expense                                    2,527     2,146    2,801     3,571    3,173
 Distributions on Company-obligated mandatorily redeemable
  preferred securities of a trust holding solely Parent Company
  subordinated debt securities                                   1,204        --       --        --       --
 Portion of rental expenses representative of
  interest factor (1)                                            8,266    10,788   15,988    14,739   15,265
 Support for debt service costs provided to affiliates
  accounted for under the equity method                             --        --       31       389    1,106
                                                              --------  -------- --------  -------- --------
     Total fixed charges                                      $231,835  $233,905 $238,525  $240,606 $239,082
                                                              ========  ======== ========  ======== ========

Ratio of earnings to fixed charges (4)                            1.04      1.06     1.01       --       --
                                                              ========  ======== ========  ======== ========

(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,644,000, $6,232,000, $10,006,000, $8,106,000 and
     $8,458,000 for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 respectively.
(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of cost of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.
(4) Total fixed charges exceeded the Company's earnings available for fixed charges by $29,449,000 and $10,347,000 for the years ended December 31, 1992 and 1991, respectively.